Filed Pursuant to Rule 433

File No. 333-132911

PRIVATE OFFERING NOTICE

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Accelerated Return Bear Market Notes

Linked to the Crude Oil Contract

due October 2008

(the “Notes”)

US$10 original public offering price per unit

Private Offering Notice

Summary Terms

The Notes:

•        The Notes are designed for investors who anticipate that the price of the front-month light, sweet crude oil (“Crude Oil”) futures contract (each such front-month futures contract a “Crude Oil futures contract”) traded on the New York Mercantile Exchange (“NYMEX”) (Bloomberg Symbol “<CL1> <Comdty>”) next scheduled for settlement immediately prior to maturity (such specific Crude Oil futures contract, the “Crude Oil Contract”) will be below the settlement price (as determined on the Pricing Date) of the Crude Oil futures contract next scheduled for settlement as of the Pricing Date. Investors must be willing to forego interest payments on the Notes and willing to accept a return that may be less than the $10 original public offering price per unit and will not be more than the limit described in the attached Offering Document.

•        There will be no payments on the Notes prior to the maturity date and Merrill Lynch & Co., Inc. cannot be redeem the Notes prior to the maturity date.

•        There is no principal protection on these Notes and therefore an investor will not receive a minimum fixed amount on the Notes at maturity. An investors’ return on the Notes is capped.

•        The Notes are made available to each investor outside of the United States in a minimum initial investment of US$50,000 (US$75,000 for residents of the European Economic Area), and subject to any other restrictions, as may be applicable to an investor under the private offering rules of any jurisdiction outside of the United States.

•        The Notes will not be listed on any securities exchange.

•        The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc., and part of a series entitled “Medium-Term Notes, Series C”. The Notes will have the CUSIP No.:            .

•        The settlement date for the Notes is expected to be October     , 2007.

Payment on the maturity date:

•        The amount an investor receives on the maturity date will be based upon the difference between the price of the Crude Oil Contract determined on the valuation date and the starting value based on the price of a Crude Oil futures contract on the pricing date. If the price of the Crude Oil Contract:

•           is equal to or less than the starting value, on the maturity date an investor will receive a payment per unit equal to $10.00 plus an amount equal to $10.00 multiplied by triple the percentage decrease of the Crude Oil Contract, up to a maximum total payment which will be between $11.30 and $11.70 per unit, as described in the attached Offering Document.

•           is above the starting value, an investor’s original investment will be reduced based upon the percentage increase of the Crude Oil Contract from the starting value.

•        The actual maximum total payment on the Notes will be determined on the pricing date and will be set forth in the final term sheet made available in connection with sales of the Notes.

The Notes, the subject of the attached offering document (the “Offering Document”), have not been approved for public sale in any jurisdiction outside of the United States. As such, the Notes are made available to investors outside of the United States only in accordance with applicable private offering rules. The Offering Document may not be copied or otherwise made available to any other person by any recipient without the express written consent of Merrill Lynch & Co., Inc. (the “Company”).

No Prospectus (as defined in the EU Prospectus Directive) will be prepared in connection with the Notes. Accordingly, the Notes may not be offered to the public in any European Economic Area member state and any purchaser of the Notes who subsequently sells any of their Notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive as implemented in that member state.

The discussion contained in the Offering Document relating to the tax implications of investing in the Notes is not based upon, and does not reflect, the tax laws of any jurisdiction outside of the United States. Accordingly, investors should consult their local tax advisor before making an investment in the Notes.

PRIVATE OFFERING NOTICE

This Notice and the Offering Document have been provided by the Company for informational purposes only. Prospective investors should not treat the contents of this Notice or the Offering Document as advice relating to legal, taxation or investment matters and are advised to consult their own professional advisors concerning the purchase, holding or disposal of the Notes. Attention is drawn in particular to the risk factors set forth on page TS-6 of the Preliminary Term Sheet, pages PS-4 to PS-9 of the Product Supplement and pages S-3 to S-4 of the MTN Prospectus Supplement included in the Offering Document. Subject to this Notice, the Offering Document has been approved for issue in the United Kingdom by Merrill Lynch International Bank Limited (“MLIB”), which is authorized and regulated by the Financial Services Authority, with a registered office at Merrill Lynch Financial Center, 2 King Edward Street, London EC1A 1HQ, United Kingdom. This Notice is issued in Hong Kong by Merrill Lynch (Asia Pacific) Limited.

Investors in the United Kingdom should be aware that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), which is handling the sale of the Notes, has no place of business in the United Kingdom and is not regulated by the Financial Services Authority. Therefore, with respect to any action taken by MLPF&S, the regulatory regime governing an investor’s rights will be different than that of investors’ rights in the United Kingdom, and the United Kingdom rules for the protection of private investors and the United Kingdom Financial Compensation Scheme will not apply to any business MLPF&S conducts with or for United Kingdom investors.

Investors should also note the following:

(a)        The Notes are denominated in United States dollars. Investors that purchase Notes with a currency other than United States dollars should note that changes in rates of exchange may have an adverse effect on the value, price or income of their investment.

(b)        The price and value of the Notes can fluctuate and may fall against the investor’s interest and an investor may get back less than what he or she invested.

(c)        Investment in the Notes may not be suitable for all investors. Investors should seek advice from their investment advisor for information concerning the Company, the Notes and the suitability of purchasing the Notes in the context of their individual circumstances. Past performance is not necessarily a guide to future performance, and no projection, representation or warranty is made regarding future performance.

(d)        Save as disclosed herein and in the Offering Document, no commissions, discounts, brokerages or other special terms have been granted or are payable by the Company in connection with the issue or sale of the Notes.

(e)        MLPF&S or one of its affiliates may be the only market maker, if any, in the Notes.

The date of this Notice is September 4, 2007.

This Notice supplements the Preliminary Term Sheet, dated September 4, 2007,

the Product Supplement, dated June 14, 2007

and the MTN Prospectus Supplement, General Prospectus Supplement and Prospectus, dated March 31, 2006.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this preliminary offering notice relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.